Exhibit 4.1
Capital Plan
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Table of Contents

1 Definitions	1

2 Capital Structure	3

2.1 Authorized Capital Stock	3

2.2 Stock Issuance and Retirement Procedures	3

2.3 Minimum Investment Requirements	4

2.4 Membership Stock Requirements	4

2.5 Activity Based Stock Requirements	5

3 Rights and Preferences	6

3.1 Par Value	6

3.2 Ownership of Retained Earnings	6

3.3 Voting Rights	6

3.4 Dividends	6

3.5 Liquidation	7

3.6 Merger or Consolidation	7

4 Redemption, Repurchase and Transfer	8

4.1 Capital Stock Redemption	8

4.2 Capital Stock Repurchases	11

4.3 Limitations on Capital Stock Redemption or Repurchase	12

4.4 Transfer of Excess Stock	13

5 Termination of Membership	14

5.1 Voluntary Withdrawal from Membership	14

5.2 Involuntary Termination of Membership	14

5.3 Liquidation of Claims	14

6 Conversion	16

6.1 Member Opt-Out	16

6.2 Member Transition Period	17

6.3 Preliminary Estimate of Minimum Investment	17

6.4 Conversion Date	17

Appendix I	19

Capital Plan

1 Definitions
For purposes of this Capital Plan, all capitalized terms used but not defined elsewhere have the following meanings:
Acquired Member Assets means assets sold to the Bank pursuant to 12 C.F.R. Part 955 and held on the Bank’s balance sheet.
Activity Based Stock means a subclass of Capital Stock that a Member is required to purchase and hold in order to obtain an advance and to engage in other transactions with the Bank.
Activity Based Stock Requirement means the level of Activity Based Stock that a Member must purchase and hold in order to obtain advances and engage in other transactions with the Bank.
Bank means the Federal Home Loan Bank of Des Moines.
Board of Directors means the Board of Directors of the Bank.
Calculation Date means the business day immediately preceding the Conversion Date, on which each Member’s Minimum Investment will be determined.
Cancellation Fee means the fee the Bank will impose upon a Member that cancels or revokes a Notice of Redemption or Notice of Withdrawal.
Capital Plan means the Bank’s plan for a new capital structure as required by 12 U.S.C. 1426(b), as approved by the Finance Board.
Capital Stock means the Class B stock authorized under this Capital Plan.
Commitment means any legally binding agreement that requires the Bank to make an advance, acquire Member assets, or otherwise transact business with a Member.
Conversion Date means the date upon which stock issued by the Bank prior to the implementation of this Capital Plan is converted into Capital Stock.
Excess Shares or Excess Stock means the amount or shares of each subclass of the Bank’s Capital Stock held by a Member which exceeds that Member’s Minimum Investment.
Finance Board means the Federal Housing Finance Board, the regulator of the Federal Home Loan Bank System, or any successor thereto.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

Member means any institution that has been approved for membership in the Bank and has purchased the required amount of Membership Stock.
Membership Stock means a subclass of Capital Stock that a Member is required to purchase and hold as a condition of membership in the Bank.
Membership Stock Requirement means the level of Membership Stock that a Member must purchase and maintain as a condition of membership.
Minimum Investment means the amount of Membership Stock necessary for a Member to satisfy its Membership Stock Requirement and the amount of Activity Based Stock necessary for a Member to satisfy its Activity Based Stock Requirement.
Notice of Redemption means any written request by a Member to the Bank to redeem Capital Stock.
Notice of Withdrawal means the written notice by a Member to the Bank of that Member’s intention to withdraw from membership in the Bank.
Opt-out Date means the date 30 calendar days prior to the Conversion Date.
Total Assets means a Member’s total assets as reported to the Member’s primary regulator or on its audited financial statement.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

2 Capital Structure
2.1 Authorized Capital Stock
The Bank issues Capital Stock only in accordance with 12 C.F.R. Section 931.2 and in accordance with this Capital Plan.
Capital Stock is composed of the following subclasses:
•	Membership Stock; and

•	Activity Based Stock
2.2 Stock Issuance and Retirement Procedures
The Bank acts as its own transfer agent and issues all stock in book-entry form.
The Bank does not issue fractional shares of Capital Stock. A Member’s Minimum Investment shall be rounded up to the next $100. Any dividend declared in the form of Capital Stock shall be rounded down to the next $100 and any fractional shares shall be distributed in the form of a cash dividend.
Capital Stock may be purchased and held only by Members, former Members that are required to hold Capital Stock after their membership has terminated in order to support outstanding advances and other transactions with the Bank, and entities that acquire Members, such as through mergers or consolidations, but which themselves are not Members.
The Bank issues Capital Stock in a Member’s name, credits the Member’s Membership Stock or Activity Based Stock balance, as appropriate, and debits the Member’s demand deposit account for any payment due.
Upon redemption or repurchase of Capital Stock, the Bank retires the stock, debits the Member’s Membership Stock or Activity Based Stock balance, as appropriate, and credits the Member’s demand deposit account with any proceeds.
The Bank shall not permit a Member to convert any Excess Shares of Capital Stock between sub-classes of Capital Stock.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

2.3 Minimum Investment Requirements
The Board of Directors has a continuing obligation to review and adjust the Minimum Investment as necessary to ensure that the Bank remains in compliance with its capital requirements. The Bank shall provide notice to each stockholder of any adjustment to the Minimum Investment and the effective date of any such adjustment at least 15 days prior to the effective date of any such adjustment. Upon the effective date of any such adjustment, the Bank shall, as applicable, issue any Capital Stock in accordance with section 2.2 or repurchase any Capital Stock in accordance with section 4.
A Member must comply promptly with any adjustments the Board of Directors makes to the Minimum Investment.
2.4 Membership Stock Requirements
The Board of Directors has established a Membership Stock Requirement identified in Appendix I. The Board of Directors may adjust the Membership Stock Requirement within the ranges specified in Appendix I. Each Member is required to purchase and maintain Membership Stock in an amount equal to its Membership Stock Requirement, as calculated by the Bank.
At least annually, the Bank calculates each Member’s Membership Stock Requirement as a percentage of Total Assets as of the preceding December 31st. The Bank will notify each Member of its Membership Stock Requirement at least 15 days prior to the effective date of any adjustments that the Bank shall make to the Member’s Membership Stock balance as a result of such annual calculation. If a Member’s Membership Stock Requirement has increased since the last time the Bank calculated the Member’s Membership Stock Requirement, the Bank shall issue Membership Stock in accordance with section 2.2.
The Bank, in its discretion, may recalculate any member’s Membership Stock Requirements more often than annually if the Bank deems it appropriate. The Bank may recalculate a Member’s Membership Stock Requirement if requested by the Member, or in the Bank’s discretion. In each of these cases, the Bank will calculate the Membership Stock Requirement based on the Member’s Total Assets as of the end of the most recent calendar quarter for which financial information is available.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

2.5 Activity Based Stock Requirements
The Board of Directors has established an Activity Based Stock Requirement identified in Appendix I. The Board of Directors may adjust the Activity Based Stock Requirement within the ranges specified in Appendix I. The Board of Directors may apply changes in the Activity Based Stock Requirement only to new advances and other transactions, or to new and existing advances and other transactions.
Each Member is required to purchase and maintain Activity Based Stock in an amount equal to its Activity Based Stock Requirement, as calculated by the Bank, as long as the advance or other transaction remains recorded on the Bank’s books and records. Acquired Member Assets held by the Bank on the Conversion Date shall be subject only to capital requirements specified in contracts in effect at the time the assets were acquired by the Bank prior to the Conversion Date.
The Bank calculates each Member’s Activity Based Stock Requirement daily. The Bank shall notify each Member of any increase in its Activity Based Stock Requirement and issue Activity Based Stock to the Member in accordance with section 2.2.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

3 Rights and Preferences
3.1 Par Value
Capital Stock shall be issued, transferred, redeemed, and repurchased at a par value of $100.
3.2 Ownership of Retained Earnings
The retained earnings, paid-in surplus, undivided profits and equity reserves, if any, of the Bank are owned by the stockholders of Capital Stock in an amount proportional to the stockholder’s share of the total shares of issued and outstanding Capital Stock. Stockholders have no right to receive any portion of these items except through the declaration of a dividend or capital distribution approved by the Board of Directors or upon liquidation of the Bank.
3.3 Voting Rights
The voting rights associated with Capital Stock are defined in and governed by the Finance Board’s regulations. No share of Capital Stock shall have any voting preference.
3.4 Dividends
Except as otherwise provided herein or by regulation or statute, the Board of Directors has sole discretion to determine the amount, form, frequency and timing of dividend payments for each subclass of Capital Stock. The Board of Directors may declare different dividends for each subclass of Capital Stock. Dividend payments may be made in the form of cash, additional shares of Capital Stock, or a combination thereof as determined by the Board of Directors. Unless the Board of Directors declares otherwise, dividends are non-cumulative.
Dividends may only be paid from current earnings or previously retained earnings. The Board of Directors may not declare or pay any dividends if the Bank is not in compliance with its capital requirements or, if after paying the dividend, the Bank would not be in compliance with its capital requirements.
Each Member will be entitled to receive dividends on Capital Stock held during the applicable dividend period for the period of time the Member owned the Capital Stock. The Bank pays dividends on Capital Stock as long as it is issued and outstanding, regardless of whether a Member has provided a Notice of Redemption or Notice of Withdrawal or a stockholder has terminated membership for any reason.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

3.5 Liquidation
If the Bank is liquidated, after payment in full to the Bank’s creditors, the Bank’s stockholders shall be entitled to receive the par value of their Capital Stock, as well as any retained earnings, in an amount proportional to the stockholder’s share of the total shares of Capital Stock.
3.6 Merger or Consolidation
The Board of Directors shall determine the rights and preferences of the Bank’s stockholders in connection with any merger or consolidation, subject to any terms and conditions imposed by the Finance Board.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

4 Redemption, Repurchase and Transfer
4.1 Capital Stock Redemption
Capital Stock is redeemable on five years written notice to the Bank. The Bank shall not be obligated to redeem a Member’s Capital Stock other than in accordance with the Capital Plan, and is not permitted to redeem Capital Stock if such redemption would cause the Member to fail to meet its Minimum Investment.
4.1.1 Notice of Redemption
A Member may redeem Capital Stock by providing a Notice of Redemption to the Bank specifying the sub-class and the number of shares of Capital Stock to be redeemed. A Member shall not have more than one Notice of Redemption outstanding at any one time for the same shares of Capital Stock.
The redemption period commences upon the Bank’s receipt of the Notice of Redemption. The Bank honors Notices of Redemption in the order in which the Bank receives them.
The Bank shall redeem the Capital Stock identified in a Notice of Redemption following the expiration of the redemption period and pay the stated par value of that Capital Stock to the Member in cash in accordance with section 2.2 and subject to the limitations set forth in section 4.3, unless the Bank exercises its discretionary authority to repurchase Excess Stock in accordance with section 4.2 prior to that time.
4.1.2 Cancellation of Notice of Redemption
A Member may cancel a Notice of Redemption prior to the end of the redemption period by providing written notice to the Bank of its intent to cancel its Notice of Redemption. The Bank will charge the Member a Cancellation Fee equal to the following:
s	one percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within one year of the day the Bank received the Notice of Redemption;

s	two percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

Redemption within two years of the day the Bank received the Notice of Redemption;

s	three percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within three years of the day the Bank received the Notice of
Redemption;

s	four percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within four years of the day the Bank received the Notice of Redemption;

s	five percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within five years of the day the Bank received the Notice of Redemption.
The Board of Directors may change the Cancellation Fee to any percentage of the par value of the shares of Capital Stock subject to the cancelled Notice of Redemption that is not less than 0.0 percent and not more than the percentages specified in the preceding paragraph. If the Board of Directors changes the Cancellation Fee, the Board of Directors will also determine whether the changed Cancellation Fee will apply to the cancellation of any previously submitted Notice of Redemption as well as those submitted in the future. Otherwise, the Cancellation Fee in effect at the time the Bank received the Notice of Redemption will apply to the cancellation of that Notice of Redemption. The Bank will notify Members in writing at least 15 days in advance of any changes in the Cancellation Fee.
A Notice of Redemption by a Member (whose membership has not been terminated) shall be automatically cancelled if, within five business days after the end of the applicable redemption notice period, the Bank is prevented from redeeming the Member’s Capital Stock because the Member would fail to maintain its Minimum Investment after such redemption. The automatic cancellation shall have the same effect as a voluntary cancellation and the Bank shall impose the Cancellation Fee described in the preceding paragraph.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

4.1.3 Notice of Withdrawal
The Bank’s receipt of a Notice of Withdrawal commences the five-year redemption period for all Capital Stock held by that Member that is not already subject to a pending Notice of Redemption. The redemption period for Membership Stock purchased subsequent to the Bank’s receipt of a Member’s Notice of Withdrawal shall be deemed to have commenced when the Bank issued such Membership Stock. Following the expiration of the redemption period, the Bank shall pay the stated par value of the Capital Stock to the Member in cash, in accordance with section 2.2 and subject to the limitations set forth in sections 4.3 and 5.3.
4.1.4 Cancellation of Notice of Withdrawal
A Member may cancel a Notice of Withdrawal prior to the end of the redemption period by providing written notice to the Bank of its intent to cancel its Notice of Withdrawal. The Bank will charge the Member a Cancellation Fee on the par value of the Member’s Capital Stock balance as described in section 4.1.2.
4.1.5 Termination of Membership
If an institution’s membership has been terminated as a result of a merger or consolidation into a nonmember or into a member of another Federal Home Loan Bank, the redemption period for any Capital Stock that is not subject to a pending Notice of Redemption shall be deemed to commence on the date on which the charter of the former member is terminated.
If an institution’s membership is involuntarily terminated, the redemption period for all Capital Stock owned by the former member and not already subject to a pending Notice of Redemption shall commence on the date that the Board of Directors terminates the institution’s membership.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

4.2 Capital Stock Repurchases
The Bank, in its discretion, may repurchase any Excess Shares without regard to any redemption period.
4.2.1 Membership Stock
Upon 15 days written notice to Members, the Bank may, in its sole discretion, repurchase Membership Stock which the Bank determines is Excess Stock without regard to the five-year redemption notice period. The Bank shall repurchase any such Excess Stock in accordance with section 2.2 and subject to the limitations set forth in section 4.3.
Any repurchase of Membership Stock automatically reduces the amount of Membership Stock that is the subject of any outstanding Notice of Redemption by the amount of Membership Stock repurchased. If a Member has Membership Stock that is subject to more than one Notice of Redemption, the Bank will automatically reduce the amount of Membership Stock that is subject to such outstanding Notices of Redemption in the same order in which the Bank received such Notices of Redemption.
A Member’s submission of a Notice of Withdrawal in accordance with section 5.1, or its termination of membership in any other manner, will not, in and of itself, cause any Membership Stock to be deemed Excess Stock for purposes of this section.
4.2.2 Activity Based Stock
Each Member may hold Excess Shares of Activity Based Stock up to the operational threshold established in Appendix I. The Board of Directors may, from time to time, increase or decrease the operational threshold within ranges specified in Appendix I. The Bank will notify each Member of a change in the operational threshold at least 15 days prior to implementing the change.
The Bank will repurchase any Excess Shares of Activity Based Stock that exceed the operational threshold established in Appendix I, on at least a scheduled, monthly basis in accordance with section 2.2 and subject to the limitations set forth in section 4.3. The Bank will notify Members at least 15 days in advance of the scheduled date(s) for repurchasing Activity Based Stock and prior to implementing any changes in the scheduled date(s) for repurchasing Activity Based Stock.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

4.3 Limitations on Capital Stock Redemption or Repurchase
The Bank will not redeem or repurchase Capital Stock:
s	without the prior written approval of the Finance Board, if the Finance Board or the Board of Directors has determined that the Bank has incurred, or is likely to incur, losses that result in or are likely to result in charges against the capital of the Bank. This prohibition shall apply even if the Bank is in compliance with its capital requirements, and shall remain in effect for however long the Bank continues to incur such charges or until the Finance Board determines that such charges are not expected to continue; or

s	if the redemption or repurchase would cause the Bank to be out of compliance with its capital requirements; or

s	if the redemption or repurchase would cause a Member to be out of compliance with its Minimum Investment; or

s	if the sum of all requested Capital Stock redemptions that the Bank is scheduled to make on any date equals or exceeds the amount that would cause the Bank to fall below its capital requirements, in which case the Bank will process redemptions in the order in which notification was received, but in no case will the Bank redeem Capital Stock to the point that it would fail to meet its capital requirements.
The Bank, upon the approval of its Board of Directors, or of a subcommittee thereof, may suspend redemption of Capital Stock if the Bank reasonably believes that continued redemption of Capital Stock would cause the Bank to fail to meet its capital requirements, would prevent the Bank from maintaining adequate capital against a potential risk that may not be adequately reflected in its capital requirements, or would otherwise prevent the Bank from operating in a safe and sound manner. The Bank will notify the Finance Board in writing within two business days of the date of the decision to suspend the redemption of Capital Stock, informing the Finance Board of the reasons for the suspension and of the Bank’s strategies and time frames for addressing the conditions that led to the suspension. The Finance Board may require the Bank to re-institute the redemption of Capital Stock. The Bank will not repurchase any Capital Stock without the written permission of the Finance Board during any period in which the Bank has suspended redemption of Capital Stock under this paragraph.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

4.4 Transfer of Excess Stock
With the prior approval of the Bank, a Member may transfer Excess Stock to another Member that controls, is controlled by, or is under common control with the Member.
If a Member that has filed a Notice of Redemption transfers Excess Stock that is subject to that notice to another Member, the transfer shall be deemed to be a cancellation of the Notice of Redemption on the Excess Stock transferred upon the effective date of the transfer. The transferring Member shall be responsible for paying any applicable Cancellation Fees in accordance with section 4.1.2.
If a Member that has filed a Notice of Withdrawal transfers Excess Stock to another Member, the transfer shall be deemed to be a cancellation of the five-year redemption period on the Excess Stock transferred. The transferring Member shall be responsible for paying any applicable Cancellation Fees in accordance with section 4.1.2.
The Bank shall transfer Capital Stock only in accordance with 12 C.F.R. Section 931.6. The Bank will not approve a Capital Stock transfer if the transfer would result in the transferring Member being out of compliance with its Minimum Investment. Capital Stock may be traded only between the Bank and its members. All Capital Stock transfers are to be at par value and are effective upon being recorded on the appropriate books and records of the Bank.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

5     Termination of Membership
A Member’s submission of a Notice of Withdrawal, or its termination of membership in any other manner, shall not, in and of itself, cause any Capital Stock to be deemed Excess Stock.
If a former member’s membership has been withdrawn, terminated involuntarily, or terminated as a result of a merger or consolidation, the Bank shall redeem such former member’s Capital Stock in accordance with section 4.1 and subject to the limitations in sections 4.3 and 5.3.
5.1 Voluntary Withdrawal from Membership
Any institution may withdraw from membership by providing a Notice of Withdrawal.
A Member that has submitted its Notice of Withdrawal continues to have access to the benefits of membership until the effective date of its withdrawal, but the Bank does not have to provide any further services, including advances, that would mature or otherwise terminate subsequent to the effective date of the withdrawal.
The membership of an institution that has submitted a Notice of Withdrawal shall terminate five years from the date of the Bank’s receipt of the Member’s Notice of Withdrawal, unless the institution has cancelled its Notice of Withdrawal prior to that date.
5.2 Involuntary Termination of Membership
The Board of Directors may terminate a Member’s membership pursuant to the Finance Board’s regulations. A Member whose membership is terminated involuntarily shall cease being a Member as of the date on which the Board of Directors acts to terminate the membership, and the institution shall have no right to obtain any of the benefits of membership after that date, but shall be entitled to receive any dividends declared on its Capital Stock until the Capital Stock is redeemed or repurchased by the Bank.
5.3 Liquidation of Claims
If an institution withdraws from membership or has its membership terminated, the Bank will determine an orderly manner for:
s	liquidating all outstanding indebtedness (including prepayment fees) owed by that Member to the Bank, and

s	settling all other claims against the Member.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

If an institution that withdraws from membership or has its membership terminated remains indebted to the Bank or has outstanding any transactions with the Bank after the effective date of its termination of membership, the Bank shall not redeem or repurchase any Activity Based Stock if such redemption or repurchase is subject to any of the limitations in section 4.3. The Bank shall redeem or repurchase any Activity Based Stock in accordance with section 2.2.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

6     Conversion
The Bank will convert to the capital structure established by this Capital Plan within 18 months following Finance Board approval of the Capital Plan.
The Bank will notify each Member of the Conversion Date within 180 days after the Finance Board’s approval of the Capital Plan.
The Bank will provide each Member with a disclosure document that complies with 12 C.F.R Section 933.5 at least 45 days, but not more than 60 days prior to, the Opt-out Date.
The Bank intends to be in full compliance with its capital requirements at the close of business on the Conversion Date.
6.1 Member Opt-Out
A Member that does not wish to continue membership under the Capital Plan must provide the Finance Board and the Bank with a Notice of Withdrawal no later than the Opt-out Date. The membership of an institution that files a Notice of Withdrawal with the Finance Board on or before the Opt-out Date shall terminate on the earlier of the Conversion Date or the date six months from the date the Notice of Withdrawal was filed with the Finance Board. The Member shall not be subject to a Membership Stock Requirement on the Conversion Date but shall be subject to the Activity Based Stock Requirement so long as any advance or other transaction remains recorded on the Bank’s books and records, provided, however, that the Activity Based Stock Requirement for a Member that has submitted a Notice of Withdrawal on or before the Opt-Out Date shall be the lesser of the requirement in effect prior to the Conversion Date or the requirement under this Capital Plan. The Bank’s receipt of the Notice of Withdrawal commences the five-year redemption period for all Activity Based Stock held by that Member.
Any Member filing a Notice of Withdrawal with the Finance Board after the Opt-out Date and before the Conversion Date shall have its existing stock converted into Capital Stock on the Conversion Date as required by the Capital Plan. The effective date of withdrawal for such Member shall be five years from the receipt of the Notice of Withdrawal and the five-year redemption period shall commence on receipt of the Notice of Withdrawal.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

6.2 Member Transition Period
Members must comply with the terms of the Capital Plan on the Conversion Date.
Any institution that becomes a Member after the Conversion Date must comply with the Minimum Investment upon becoming a Member.
6.3 Preliminary Estimate of Minimum Investment
At least 30 days prior to the Conversion Date, the Bank will calculate each Member’s Minimum Investment as the sum of:
s	the Membership Stock Requirement based on the Total Assets as of the immediately preceding December 31st; and

s	the Activity Based Stock Requirement based on the Member’s outstanding advances and other transactions at the close of business on that date, provided, however, that any Acquired Member Assets held by the Bank on the Conversion Date shall be subject to capital requirements specified in contracts in effect at the time the assets were purchased in lieu of the Activity Based Stock Requirement.
The Bank will notify each Member of the preliminary estimate of the Member’s Minimum Investment and Excess Stock, if any.
A Member must notify the Bank at least 15 days prior to the Conversion Date that the Member wants the Bank to repurchase any shares of stock that exceed that Member’s Minimum Investment on the Conversion Date. If the Bank receives such notice at least 15 days prior to the Conversion Date, the Bank shall repurchase all such shares on the Conversion Date in accordance with section 2.2 and subject to the limitations set forth in section 4.3. If the Bank does not receive such a notice from a Member at least 15 days prior to the Conversion Date, the Bank shall convert all shares of stock that exceed that Member’s Minimum Investment on the Conversion Date into Excess Shares of Membership Stock.
6.4 Conversion Date
At the opening of business on the Conversion Date, the Bank will take the following actions in the order specified for each Member:
a) Calculate a Member’s Minimum Investment at the opening of business on the Conversion Date as the sum of:
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

s	the Membership Stock Requirement based on the Total Assets as of the immediately preceding December 31st; and

s	the Activity Based Stock Requirement based on the Member’s outstanding advances and other transactions at the close of business on the Calculation Date, provided, however, that any Acquired Member Assets held by the Bank on the Conversion Date shall be subject to capital requirements specified in contracts in effect at the time the assets were purchased in lieu of the Activity Based Stock Requirement.
b)   Convert the Member’s existing shares of stock into an identical number of shares of Capital Stock by:
s	Crediting the Member’s Membership Stock balance with the lesser of the total number of shares converted or the number of shares required to meet the Member’s Membership Stock Requirement;

s	Crediting the Member’s Activity Based Stock balance with the lesser of the remaining number of shares converted or the number of shares required to meet the Member’s Activity Based Stock Requirement; and

s	Crediting any remaining existing stock to the Member’s Membership Stock balance unless the Member has elected to have the Bank repurchase any remaining existing shares on the Conversion Date.
c)   If the Member does not own sufficient Capital Stock to satisfy its Minimum Investment following the conversion, issue Capital Stock and credit the Member’s Capital Stock accounts with the number and sub-class of shares that the Member is required to own on the Conversion Date to meet its Minimum Investment and make a corresponding debit to the Member’s demand deposit account at the Bank;
d)   If the Member has elected to have the Bank repurchase existing stock in excess of the amount needed to satisfy the Minimum Investment, the Bank will repurchase such existing shares and make a corresponding credit to the Members’ demand deposit account at the Bank; and
e)   Advise the Member of its Minimum Investment, its Membership Stock balance, its Activity Based Stock balance, and the amount of any funds credited or debited to the Member’s demand deposit account at the Bank.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002

Capital Plan

Appendix I
Membership Stock Requirement
Each Member is required to purchase and maintain Membership Stock equal to the following:

	Membership Stock		Minimum Investment Range[1]
	Requirement[2]		Minimum		Maximum

% of Total Assets	0.12%		0.10%		0.25%

Membership Stock Cap	$10	million	$10	million	$30	million

Membership Stock Floor	$10,000		$10,000		$30,000
Activity Based Stock Requirement
Each Member is required to purchase and maintain Activity Based Stock equal to the percentage of the book value on the Bank’s books and records of the following transactions as shown in the table below.

	Activity Based	Minimum Investment Range[1]
Transaction	Stock Requirement[2]	Minimum	Maximum
Outstanding Advances	4.45%	3.0%	5.00%

Outstanding Acquired Member Assets[3]	4.45%	3.0%	5.00%

Standby Letters of Credit	0.15%	0.0%	0.175%

Advance Commitments	0.00%	0.0%	0.35%

Acquired Member Asset Commitments	0.00%	0.0%	0.60%
Operational Threshold
Each Member is permitted to retain Excess Shares of Activity Based Stock in an amount not to exceed the following operational threshold, designed to minimize the number of repurchase transactions for the Bank and its Members.

	Current Operational	Operational Threshold Range[1]
	Threshold	Minimum	Maximum
Operational Threshold	$50,000	$0	$250,000

1	Changes to the Minimum Investment and operational threshold ranges constitute amendments to the Capital Plan and requires approval by the Finance Board.

2	The Board of Directors reviews and adjusts the Membership Stock Requirement, Activity Based Stock Requirement and the

Current Operational Threshold within the established ranges, subject to the Member notification requirements in section 2.3.

Initial requirements and thresholds that will be applied on the Conversion Date will be disclosed to Members consistent with 12 C.F.R. Section 933.5.

3	Any Acquired Member Assets held by the Bank on the Conversion Date shall be subject to capital requirements specified in contracts in effect at the time the assets were purchased in lieu of the initial Activity Based Stock Requirement.
July 8, 2002
Approved Federal Housing Finance Board July 10, 2002